Exhibit 22

SUBSIDIARY GUARANTORS OF GUARANTEED SECURITIES

Listed below are subsidiaries serving as an issuer or guarantor, as applicable, for outstanding publicly held debt securities.

Company Name	Incorporation Location
Goodrich Petroleum Corporation	Delaware
Goodrich Petroleum Company, LLC	Louisiana